Exhibit 10.1

TECO ENERGY, INC.

2010 EQUITY INCENTIVE PLAN

Performance Shares Agreement

TECO Energy, Inc. (the “Company”) and                      (the “Grantee”) have entered into this Performance Shares Agreement (the “Agreement”) dated                      under the Company’s 2010 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

1. Grant of Performance Shares. Pursuant to the Plan and subject to the terms and conditions set forth in this Agreement, the Company hereby grants, issues and delivers to the Grantee                  shares of its Common Stock (the “Target Performance Shares”) as of the date of this Agreement. The Target Performance Shares, if not previously forfeited, will vest based on the achievement of the Performance Measurement determined pursuant to Section 2 hereof. In addition to the Target Performance Shares, after the end of the Performance Period (defined below), the Grantee may receive additional shares of the Company’s Common Stock based on the achievement of the Performance Measurement determined pursuant to Section 2 hereof. These additional shares of Common Stock are referred to in this Agreement as the “Additional Performance Shares”, and together with the Target Performance Shares, are referred to as the “Performance Shares”.

2. Vesting of Performance Shares. At the end of the Performance Period, the number of Performance Shares, if any, that will vest on the Vesting Date, as defined in Section 5, will be determined in accordance with the following formula:

Number of Vested Performance Shares =

Performance Reward Percentage multiplied by Target Performance Shares

The “Performance Reward Percentage” is the percentage shown in column B corresponding to the Performance Measurement in column A in the table below, and is based on the Company’s Total Shareholder Return relative to that of the Peer Group for the Performance Period. The Performance Measurement is determined by the Company’s ranking within the Peer Group. If the Performance Measurement is between the 25th Percentile and the median, or between the median and top 10% of the Peer Group, the Performance Reward Percentage will be interpolated in proportion to the corresponding placement in column A.

A	B
Performance Measurement	Performance Reward Percentage

Bottom 25% of the Peer Group	0%
25th Percentile of the Peer Group	25%
Equal to the median of the Peer Group	100%
Top 10% of the Peer Group	150%

The “Performance Period” is the period beginning January 1, 20   and ending on December 31, 20  , unless terminated earlier pursuant to Section 6 or 7.

“Total Shareholder Return” is the amount obtained by dividing (1) the sum of (a) the amount of dividends with respect to the Performance Period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the Performance Period, by (2) the closing share price at the beginning of the Performance Period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. The share price will be equitably adjusted for stock splits and other similar corporate actions affecting the stock. In the event the Performance Period ends as a result of a Change in Control, as defined in Section 7, the Total Shareholder Return will be calculated as set forth in the preceding sentence, except that the share price used at the end of the Performance Period will be determined by using the average closing price of the Company’s stock during the 20 trading days preceding (and exclusive of) the date of the Change in Control.

The “Performance Measurement” is a measurement of the relative performance of the Company’s Common Stock calculated by assuming the Company was included in the group of companies identified as the Dow Jones conventional electricity group and multiutility group, or the successors to those two groups as may be determined by the Committee (such groups being collectively defined herein as the “Peer Group”) and then ordering the Peer Group (as constituted at the end of the Performance Period) by Total Shareholder Return from highest to lowest.

Upon the Vesting Date, the restrictions on the Performance Shares will terminate. Any Target Performance Shares that do not vest in accordance with this Section will be forfeited and returned to the Company as of the Vesting Date. The Additional Performance Shares, if any, will be issued, granted and delivered to the Grantee no later than 30 days after the Vesting Date.

3. Dividends. Each time that the Company declares a dividend on its shares of common stock, an amount equal to the declared dividend multiplied by the number of Target Performance Shares outstanding on the record date associated with such dividend will be accrued on Grantee’s behalf on the payment date of such dividend, subject to forfeiture as set forth in the last sentence of this paragraph. If the Performance Shares vest in accordance with Section 2, Grantee will also receive a cash payment equal to the amount of any dividends accrued over the Performance Period multiplied by the same Performance Reward Percentage used to determine the amount of the Performance Shares that vest. Any dividends earned pursuant to this Section will be paid in cash to the Grantee when the vested Performance Shares are delivered or as soon as practicable thereafter. Any dividends accrued with respect to the Performance Shares will be forfeited if the related Performance Shares are forfeited.

4. Restrictions on Performance Shares. Until the Performance Shares, if any, vest, unless otherwise determined by the Committee:

(a) the Performance Shares may not be sold, assigned, pledged or transferred by the Grantee; and

(b) all Performance Shares and accrued dividends will be forfeited and returned to the Company and the Grantee will cease to have any right to receive any Performance Shares or dividends pursuant to this Agreement, if the Grantee ceases to be an employee of the Company or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee (an “Affiliate”), other than terminations of employment covered by Sections 6(b), (c) or 7 hereunder.

5. Certification and Vesting Date. Promptly after the end of the Performance Period, the Company will calculate the number of Performance Shares that will vest and the amount of dividends payable to Grantee pursuant to this Agreement. If the Performance Period ends on December 31, 20   (that is, if the Performance Period was not terminated earlier pursuant to Section 6 or 7, below), the Company will submit its calculation regarding the Performance Measurement and the corresponding Performance Reward Percentage to the Compensation Committee of the Board for certification. Subject to any restrictions on distributions of shares under the Plan, and subject to Section 13 of this Agreement, the Performance Shares, if any, will vest on the date of the Compensation Committee’s certification (the “Vesting Date”). If pursuant to Section 6 or 7, below, the Performance Period ends with respect to the Grantee prior to December 31, 20  , then the Performance Shares earned under the Award, if any, will vest as soon as practicable after the end of the Performance Period, or on the Compensation Committee certification date, if such certification is required under Section 162(m) of the Internal Revenue Code. In no event will the Vesting Date be more than 45 days after the end of the Performance Period.

6. Termination of Employment.

(a) Voluntary Termination or Termination with Cause. If before December 31, 20  , Grantee terminates his or her employment with the Company or any Affiliate and Section 6(c) does not apply to such termination, or the Company or any Affiliate terminates Grantee’s employment for Cause (defined below), all of Grantee’s Target Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to Grantee’s Target Performance Shares will be forfeited. The Grantee will not be entitled to any Additional Performance Shares

(b) Termination Other than for Cause. If the Company or any Affiliate terminates Grantee’s employment other than for Cause before December 31, 20  , Grantee’s Target Performance Shares will be prorated based on the number of months Grantee was employed (with partial months rounded up to the nearest whole month) beginning on the date of this Agreement to the date of termination, divided by 36 (the “Section 6(b) Prorated Target Performance Shares”). On the last business day of the quarter in which the termination occurred, the Performance Period will end and the number of Performance Shares that vest pursuant to this Agreement, if any, will be determined based on the application of the formula defined in Section 2, with the Section 6(b) Prorated Target Performance Shares substituted for the Target Performance Shares in such formula. All other outstanding Target Performance Shares that do not vest pursuant to that formula will be cancelled and forfeited, and any associated accrued dividends will be forfeited and retained by the Company.

“Cause” means (i) the willful and continued failure by Grantee to substantially perform Grantee’s duties with the Company (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Grantee for Good Reason, each as defined in Section 7 after a written demand for substantial performance is delivered to Grantee by the Board, which demand specifically identifies the manner in which the Board believes that Grantee has not substantially performed Grantee’s duties, or (ii) the willful engaging by Grantee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on Grantee’s part will be deemed “willful” unless done, or omitted to be done, by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Grantee will not be deemed to have been terminated for Cause unless and until there will have been delivered to Grantee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Grantee and an opportunity for Grantee, together with Grantee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Grantee was guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail;

(c) Death, Disability or Retirement. If Grantee’s employment with the Company or any Affiliate is terminated at any time prior to December 31, 20   due to death, a disability that would entitle the Grantee to benefits under the long-term disability benefits program of the Company for which the Grantee is eligible, or retirement at or after attainment of the age that is three years before the Grantee’s Social Security Normal Retirement Age, or any earlier date that the Committee determines will constitute a normal retirement for purposes of this Agreement, Grantee will be entitled to receive a prorated award as calculated under this Section. Grantee’s Target Performance Shares will be prorated based on the number of months Grantee was employed (with partial months rounded up to the nearest whole month) beginning on the date of this Agreement to the date Grantee’s employment terminated, divided by 36 (the “Section 6(c) Prorated Target Performance Shares”). On the last business day of the quarter in which the termination occurred, the Performance Period will end and the number of Performance Shares that vest pursuant to this Agreement, if any, will be determined based on the application of the formula defined in Section 2, with the Section 6(c) Prorated Target Performance Shares substituted for the Target Performance Shares in such formula. All other outstanding Target Performance Shares that do not vest pursuant to that formula will be cancelled and forfeited, and any associated accrued dividends will be forfeited and retained by the Company.

7. Change in Control. If, prior to December 31, 20  , Grantee’s employment is terminated other than by the Company for Cause or by Grantee without Good Reason within 24 months following a Change in Control (as defined below), or prior to a Change in Control under circumstances described in the next sentence, then Grantee’s Performance Shares will vest as determined under Section 2 of this Agreement. For purposes of this Agreement, Grantee’s employment will be deemed to have been terminated following a Change in Control of the Company by the Company without Cause or by Grantee with Good Reason, if (i) Grantee’s employment is terminated by the Company without Cause prior to a Change in Control of the Company (whether or not such a Change in Control ever occurs) and such termination was at the request or direction of a “person” (as defined below) who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company, (ii) Grantee terminates Grantee’s employment for Good Reason prior to a Change in Control of the Company (whether or not such a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person, or (iii) Grantee’s employment is terminated by the Company without Cause or by Grantee for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not such a Change in Control ever occurs).

(i) A “Change in Control” means a Change in Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a Change in Control will be deemed to have occurred if:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) the following individuals cease to constitute a majority of the number of directors then serving: individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) “Good Reason” for termination by Grantee of Grantee’s employment will mean the occurrence (without Grantee’s express written consent) after any Change in Control of the Company, or prior to a Change in Control of the Company under the circumstances described in the second sentence of Section 7 hereof (treating all references in paragraphs (a) through (h) below to a “Change in Control of the Company” as references to a “potential Change in Control of the Company”), of any one of the following acts by the Company, or failures by the Company to act:

(a) the assignment to Grantee of any duties inconsistent (except in the nature of a promotion) with the position in the Company that Grantee held immediately prior to the Change in Control of the Company or a substantial adverse alteration in the nature or status of Grantee’s position or responsibilities or the conditions of Grantee’s employment from those in effect immediately prior to the Change in Control of the Company;

(b) a reduction by the Company in Grantee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(c) the Company’s requiring Grantee to be based more than fifty (50) miles from the Company’s offices at which Grantee were principally employed immediately prior to the date of the Change in Control of the Company except for required travel on the Company’s business to an extent substantially consistent with Grantee’s present business travel obligations;

(d) the failure by the Company to pay to Grantee any portion of Grantee’s current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(e) the failure by the Company to continue in effect any material compensation or benefit plan in which Grantee participated immediately prior to the Change in Control of the Company unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Grantee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Grantee’s participation relative to other participants, than existed at the time of the Change in Control;

(f) the failure by the Company to continue to provide Grantee with benefits substantially similar to those enjoyed by Grantee under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which Grantee was participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Grantee of any material fringe benefit enjoyed by Grantee at the time of the Change in Control of the Company, or the failure by the Company to provide Grantee with the number of paid vacation days to which Grantee is entitled on the basis of Grantee’s years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company;

(g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(h) any purported termination of Grantee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iii) below (and, if applicable, the requirements of Subsection 6(c) above), which purported termination will not be effective for purposes of this Agreement.

Grantee’s right to terminate Grantee’s employment pursuant to this Subsection will not be affected by Grantee’s incapacity due to physical or mental illness. Grantee’s continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iii) A “Notice of Termination” will mean a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Grantee’s employment under the provision so indicated.

8. Minimum Performance Period. If any event specified under Section 6 or 7 above occurs on a date that would cause the Performance Period to be shorter than four times as long as the period between the beginning of the Performance Period and the date of this Agreement, then the Performance Period will end on the first date after that period of time has elapsed

9. Rights as Shareholder. Subject to the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Target Performance Shares will have all the rights of a shareholder, including but not limited to the right to vote the Target Performance Shares and the right to receive dividends and other distributions, except as otherwise specifically provided in this Agreement; and provided that dividends and other distributions paid on shares of Performance Shares shall be held by the Company on Grantee’s behalf and shall be subject to the same vesting conditions applicable to the Performance Shares, as provided in Section 3 hereof.

10. Book Entry. The Target Performance Shares will be registered in the name of the Grantee and held by the Company’s transfer agent in uncertificated form in a restricted account. As soon as practicable after the Vesting Date, the Company will cause unrestricted shares to be transferred electronically to Grantee’s brokerage account (or to the account of such Grantee’s legal representative, beneficiary or heir) equal to the number of Target Performance Shares and any Additional Performance Shares that vest pursuant to this Agreement, subject to the tax withholding provision of Section 13.

11. Adjustment of Terms. In the event of corporate transactions affecting the Company’s outstanding Common Stock, the Committee will equitably adjust the number and kind of Performance Shares subject to this Agreement to the extent provided by the Plan.

12. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to Performance Shares, he or she will provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

13. Withholding Taxes. The Grantee will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of the Performance Shares no later than the Vesting Date. Such tax obligations may be paid in whole or in part in vested Performance Shares, valued at fair market value on the Vesting Date (which is defined as the closing price on the New York Stock Exchange on the previous trading day). The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee.

14. The Committee. Any determination by the Committee under, or interpretation of the terms of, this Agreement or the Plan will be final and binding on the Grantee.

15. Limitation of Rights. The Grantee will have no right to continued employment by virtue of this Agreement.

16. Amendment. The Company may amend, modify or terminate this Agreement, including substituting another Award of the same or a different type and changing the date of realization, provided that the Grantee’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Grantee, and further provided that in no event will the Agreement be amended in any manner that would cause the issuance of Shares under this Agreement to fail to qualify as excluded from the calculation of Internal Revenue Code Section 162(m) covered compensation.

17. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Florida.

TECO ENERGY, INC.

By:
Phil L. Barringer
Chief Human Resources Officer

Grantee